Exhibit 5.1

[Skadden Letterhead]

November 21, 2022

FTAI Infrastructure Inc.
1345 Avenue of the Americas, 45th Floor
New York, NY 10105

Re:	FTAI Infrastructure Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to FTAI Infrastructure Inc., a Delaware corporation (the “Company”), in connection with the registration of up to 35,756,645 shares of the Company’s common stock, par value $0.01 per share, of the Company (“Common Stock”), consisting of (A) an aggregate of 29,985,000 shares of Common Stock (the “Shares”) that may be issued upon the exercise of stock options to be granted under the FTAI Infrastructure Inc. Nonqualified Stock Option and Incentive Award Plan (the “Plan”), (B) an aggregate of 5,434,783 shares that may be issued upon the exercise of stock options granted under the Plan and (C) an aggregate of 336,862 shares that may be issued upon the exercise of equitable adjustment stock options (the “Equitable Adjustment Stock Options”) granted to certain security holders of Fortress Transportation and Infrastructure Investors LLC (“FTAI”) in connection with the August 1, 2022 spin-off of the Company from FTAI.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)          the registration statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act, relating to the issuance and sale by the Company from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”) of Common Stock pursuant to the Plan or Equitable Adjustment Stock Options;

(b)          an executed copy of a certificate of BoHee Yoon, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

FTAI Infrastructure Inc.
November 21, 2022

(c)          the Plan;

(d)          a copy of the Company’s Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of November 16, 2022, and certified pursuant to the Secretary’s Certificate (the “Amended and Restated Certificate”);

(e)          a copy of the Company’s Amended and Restated Bylaws, as in effect as of the date hereof and certified pursuant to the Secretary’s Certificate (the “Amended and Restated Bylaws”); and

(f)          a copy of certain resolutions of the Board of Directors of the Company adopted on October 31, 2022, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies.  As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York, and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined-on Law”).  The Shares may be sold from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

The opinion stated below presumes that the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act prior to the issuance of the Shares.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL, and when issued in accordance with the Plan or the Equitable Stock Options, will be validly issued, fully paid and nonassessable.

FTAI Infrastructure Inc.
November 21, 2022

The opinions stated herein are subject to the following qualifications:

(a)          that each agreement under which options are granted or awards of shares of Common Stock are made pursuant to the Plan is consistent with the Plan and has been duly authorized, executed and delivered by the parties thereto (including the Company);

(b)          the due and proper exercise of any outstanding stock options granted under the Plan or the Equitable Adjustment Stock Options in accordance with the terms thereof;

(c)          that the consideration received by the Company in respect of the issuance of all Shares will be as determined by the Board of Directors and will not be less than the par value of the Common Stock;

(d)          that an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with the Company’s transfer agent will be issued by the Company’s transfer agent and the issuance of the Shares will be properly recorded in the books and records of the Company; and

(e)          that the issuance of the Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Amended and Restated Certificate, the Amended and Restated Bylaws or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Form 10 filed on April 29, 2022).

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJS